EX-23.1

Board of Directors

Elgrande International, Inc.

Vancouver, B.C.

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our audit report dated August 29, 2005, on the financial statements of Elgrande International, Inc. as of May 31, 2005, for the filing with an attachment to the Form S-8.

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.

Certified Public Accountants

Spokane, Washington

May 3, 2006